Exhibit 99.1

Duke Energy Corporation

Notice to Directors and Executive Officers

You were previously notified that, to help ensure the orderly and accurate implementation of the reverse stock split of Duke Energy Corporation (“Duke Energy”) common stock in connection with the merger of Progress Energy, Inc. (“Progress Energy”) and Duke Energy, there would be a period of time from the close of business on December 30, 2011 until sometime during the week of January 1, 2012 (“blackout period”) when participants would be unable to initiate transactions relating to Duke Energy common stock held under the Duke Energy Retirement Savings Plan, Duke Energy Retirement Savings Plan for Legacy Cinergy Union Employees (Midwest) and Duke Energy Retirement Savings Plan for Legacy Cinergy Union Employees (IBEW 1393).  As a result of the anticipated blackout period, you were previously notified that, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, you generally would not be permitted to trade in Duke Energy common stock (or related securities) during the blackout period.

The date for the blackout period in the prior notice was based on an anticipated closing of the Duke Energy and Progress Energy merger on January 1, 2012.  The merger of Duke Energy and Progress Energy is no longer anticipated to close on January 1, 2012.  As a result, the corresponding blackout period is no longer anticipated to commence or end on the dates provided in the prior notice.  You will be provided with updated information regarding the anticipated closing of the merger of Duke Energy and Progress Energy and the corresponding trading restriction when it is known.

If you have any questions about this notice or the required trading restriction, including whether the blackout period has begun or ended, you may obtain information, without charge, by contacting Duke Energy Corporation, Attention: Corporate Secretary, 550 South Tryon St., Charlotte, NC 28202 (telephone (704) 382-2204).